UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
DATTO HOLDING CORP.
(Name of registrant as specified in its charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a- 6(i)(1) and 0-11.

Dear Fellow Shareholders,
On behalf of Datto Holding Corp.’s Board of Directors, it is our pleasure to invite you to our 2022 Annual Meeting of Shareholders to be held on Thursday, May 5, 2022 at 10:30 a.m. Eastern Time. This year’s Annual Meeting will be conducted virtually, via live audio webcast. You will be able to attend the meeting online by visiting www.virtualshareholdermeeting.com/MSP2022. You will be able to submit questions and vote your shares electronically during the meeting by logging in using the 16-digit control number included on your proxy card or on the voting instruction form accompanying these proxy materials.
The Annual Meeting will be conducted for the following purposes, which are more fully described in the accompanying proxy statement:
1.
to elect four nominees identified in the accompanying proxy statement to serve as Class II directors until the 2025 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	to ratify the appointment of Ernst & Young LLP as Datto’s independent registered public accounting firm for the year ending December 31, 2022;
3.	to recommend, on a non-binding basis, the frequency of future advisory votes on executive compensation (“say-on-pay frequency”); and
4.	to transact other business as may properly come before the meeting or any adjournment of the meeting.
Our Board has set the record date as March 11, 2022. Only shareholders that owned Datto common stock at the close of business on that day are entitled to notice of and may vote at this meeting or any adjournment or postponement thereof. A list of Datto’s shareholders of record will be available for examination by any shareholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to May 5, 2022 at our corporate headquarters located at 101 Merritt 7, Norwalk CT 06851, and on the date of the meeting, on the virtual platform for the Annual Meeting at www.virtualshareholdermeeting.com/MSP2022.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote. You may vote by proxy over the Internet or by mail by following the instructions on the proxy card. Voting by proxy will ensure your representation at the virtual Annual Meeting regardless of whether you attend.
Thank you for your continued support of and confidence in Datto Holding Corp. We hope you will join us for our Annual Meeting webcast on Thursday, May 5, 2022.
Sincerely,

/s/ Tim Weller	/s/ Maneet S. Saroya
TIM WELLER	MANEET S. SAROYA
CHIEF EXECUTIVE OFFICER AND DIRECTOR	CHAIR OF THE BOARD

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS
The 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of Datto Holding Corp. (the “Company”) will be conducted virtually, via live audio webcast at www.virtualshareholdermeeting.com/MSP2022 on Thursday, May 5, 2022, at 10:30 a.m. Eastern Time for the following purposes:
1.
to elect four nominees identified in the accompanying proxy statement to serve as Class II directors until the 2025 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2.	to ratify the appointment of Ernst & Young LLP as Datto’s independent registered public accounting firm for the year ending December 31, 2022;
3.	to recommend, on a non-binding basis, the frequency of future advisory votes on executive compensation (“say-on-pay frequency”); and
4.	to transact other business as may properly come before the meeting or any adjournment of the meeting.
A list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for any purpose relevant to the Annual Meeting during ordinary business hours for at least ten days prior to May 5, 2022, at 101 Merritt 7, Norwalk, CT 06851, and on the date of the meeting, on the virtual platform for the Annual Meeting at www.virtualshareholdermeeting.com/MSP2022.
The proxy statement is first being delivered to the Company’s shareholders of record on or about April 5, 2022.
By Order of the Board of Directors

/s/ Emily Epstein
EMILY EPSTEIN GENERAL COUNSEL AND SECRETARY

i

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE MEETING
Q:	Why did I receive these materials?
The Board of Directors of Datto (the “Board”) is soliciting your proxy to vote at our 2022 Annual Meeting of Shareholders (the “Annual Meeting”) (or at any postponement or adjournment thereof). Shareholders who own shares of our common stock as of the close of business of the record date, March 11, 2022 (the “Record Date”), are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they provide important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about Datto.
Householding. The Securities and Exchange Commission (“SEC”) rules permit us to print an individual’s multiple accounts on a single set of annual meeting materials. To take advantage of this opportunity, we will deliver one set of annual meeting materials to all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted shareholder prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the annual meeting materials, as requested, to any shareholder to which a single copy of those documents was delivered. If you prefer to receive separate copies of the annual meeting materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A number of brokerage firms have instituted householding. They will have their own procedures for shareholders who wish to receive individual copies of the proxy materials.
Q:	Who will be entitled to vote?
Shareholders who own shares of our common stock as of the Record Date, are entitled to vote at the Annual Meeting. As of the Record Date, Datto had 164,229,014 shares of common stock outstanding. Holders of shares of common stock are entitled to one vote per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.
Q:	What will I be voting on?
You will be voting on:
1.	the election of four Class II directors to serve on the Board until the 2025 Annual Meeting of Shareholders and until their successors are duly elected and qualified;
2.	the ratification of the appointment of Ernst & Young LLP as Datto’s independent registered public accounting firm for the year ending December 31, 2022;
3.	to recommend, on a non-binding basis, the frequency of future advisory votes on executive compensation (“say-on-pay frequency”); and
4.	any other business as may properly come before the meeting or any adjournment thereof.
Q:	How does the Board recommend I vote on these matters?
The Board recommends you vote:
1.	FOR the election of Christina Lema, Nadeem Syed, Tim Weller and Christine Larsen as Class II directors;
2.	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022; and
3.	Every ONE YEAR for the frequency of future non-binding advisory votes on executive compensation.
Q:	How do I cast my vote?
Beneficial Shareholders. If you hold your shares in “street name” through a broker, trustee or other nominee, you are a beneficial shareholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial shareholder.

Registered Shareholders. If you hold shares in your own name, you are a registered shareholder and may vote during the virtual Annual Meeting at www.virtualshareholdermeeting.com/MSP2022. You will need to log in by entering your unique 16-digit control number included on your proxy card or on the instructions that accompany your proxy materials. Only one person will be able to log in with that unique control number at any time. You can also vote by proxy before the Annual Meeting in the following ways:
1.	via the Internet at www.proxyvote.com;
2.	by phone by calling 1-800-690-6903; or
3.	by signing and returning a proxy card.
Proxies submitted via the Internet must be received by 11:59 p.m. Eastern Time on May 4, 2022.
Q:	Can I access the proxy materials electronically?
Yes. Our proxy materials are available at www.proxyvote.com. In addition, instead of receiving future copies of our proxy statement and annual report by mail, shareholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. If you would like to instruct us to send electronic copies of our proxy materials, you should follow the instructions available at www.proxyvote.com. Your election to receive future proxy materials by email will remain in effect until you revoke it.
Q:	How may I change or revoke my proxy?
Beneficial Shareholders. Beneficial shareholders or shareholders who hold their shares in “street name” should contact their broker, trustee or nominee for instructions on how to change their proxy vote.
Registered Shareholders. Registered shareholders may change a properly executed proxy at any time before its exercise:
1.	via the Internet at www.proxyvote.com;
2.	by phone by calling 1-800-690-6903;
3.	by signing and returning a new proxy card; or
4.	by voting at the virtual Annual Meeting.
Q:	How can I attend the Annual Meeting?
The Annual Meeting is being held as a virtual only meeting this year.
If you are a shareholder of record as of the Record Date, you may attend, vote and ask questions virtually at the meeting by logging in at www.virtualshareholdermeeting.com/MSP2022 and entering your 16-digit control number. This number is included in your proxy card.
If you are a shareholder as of the Record Date and have logged in using your 16-digit control number, you may submit a question at any point during the meeting (until the floor is closed to questions) by typing your question into the “Ask a Question” field, and clicking “Submit.” Shareholder questions or comments are welcome, but we will only answer questions pertinent to Annual Meeting matters, subject to time constraints. Questions regarding personal matters and statements of advocacy are not pertinent to Annual Meeting matters and therefore will not be addressed. Questions or comments that are substantially similar may be grouped and answered together to avoid repetition. The audio broadcast of the Annual Meeting will be archived at www.virtualshareholdermeeting.com/MSP2022 for at least one year.
If you are not a shareholder as of the Record Date or do not log in using your 16-digit control number, you may still log in as a guest and listen to the Annual Meeting, but you will not be able to ask questions or vote at the meeting.
Q:	What if I run into technical issues while trying to access the Annual Meeting?
The virtual meeting platform is supported across browsers and devices running the most updated version of applicable software and plug-ins. Participants should give themselves plenty of time to log in and ensure they have a strong internet connection and they can hear streaming audio prior to the start of the meeting.

If you encounter technical difficulties with the virtual meeting platform on the meeting day, please call the technical support number that will be posted on the meeting website. Technical support will be available starting at 9:45 a.m. Eastern Time and until the end of the meeting
Q:	Why is the Annual Meeting virtual only?
In light of the ongoing risks related to COVID-19, we think a virtual only meeting for this year is advisable to protect the health and well-being of the attendees. For this purpose, we are fortunate to have access technology to provide ease of access, real-time communication, and cost savings for our shareholders and the Company to host a virtual Annual Meeting.
Q:	What is the voting requirement to approve each of the proposals, and how are the votes counted?
PROPOSAL 1 – ELECTION OF DIRECTORS
A plurality of the votes cast by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the four nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Abstentions and broker non-votes will not impact the election of the nominees.
PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED ACCOUNTING FIRM
The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve the ratification of Ernst & Young LLP as our independent registered accounting firm. Abstentions will be counted as present and entitled to vote on the proposals and will therefore have the effect of a negative vote. There will be no broker non-votes with respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022.
PROPOSAL 3 – ADVISORY VOTE, ON A NON-BINDING BASIS, OF SAY-ON-PAY FREQUENCY
In the case of Proposal 3, the frequency that receives the highest number of votes cast will be deemed to constitute the shareholders’ non-binding advisory vote with respect to say-on-pay frequency. Although the results will not be binding on the Board, the Board will consider the results of the shareholder vote when making future decisions regarding the frequency with which to submit to a vote of shareholders the compensation of the Company’s executive officers. Abstention and broker non-votes will not count in the determination of which alternative receives the highest number of votes cast.
Q:	When will the results of the vote be announced?
The preliminary voting results will be announced at the virtual Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.
Q:	What is the deadline for submitting a shareholder proposal or director nomination for the 2023 Annual Meeting?
Shareholder proposals pursuant to SEC Rule 14a-8 for inclusion in Datto’s proxy statement and form of proxy for the Datto’s 2023 Annual Meeting of Shareholders must be received by Datto at our principal executive offices at 101 Merritt 7, Norwalk, CT 06851 no later than the close of business on December 6, 2022.
Shareholders wishing to make a director nomination or bring a proposal before the 2023 Annual Meeting of Shareholders (but not include it in Datto’s proxy materials) must provide written notice of such proposal to the General Counsel at Datto’s principal executive offices no later than the close of business on February 4, 2023 and not earlier than the close of business on January 5, 2023, assuming Datto does not change the date of the 2023 Annual Meeting of Shareholders by more than 30 days before or after this 2022 Annual Meeting. If so,

Datto will release an updated time frame for shareholder proposals. Any shareholder proposal or director nomination must comply with the other provisions of Datto’s Amended and Restated Bylaws (“Bylaws”) and be submitted in writing to the General Counsel at Datto’s principal executive offices.
In addition, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than Datto’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 6, 2023.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of our Board, which is currently composed of eleven directors. Our Third Amended and Restated Certificate of Incorporation (“Certificate”) provides that the authorized number of directors may be changed only by resolution of our Board. Our Certificate also provides that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.
The following table sets forth the director class, name, age as of March 28, 2022, and other information for each member of our Board:
Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Maneet S. Saroya	I	42	Chair	2017	2024
David Breach	I	55	Director	2020	2024
John Stalder	I	38	Director	2017	2024
Christine Larsen	II	60	Director	2021	2022	2025
Christina Lema	II	41	Director	2020	2022	2025
Nadeem Syed	II	55	Director	2018	2022	2025
Tim Weller	II	56	CEO and Director	2019	2022	2025
Marc Brown	III	57	Director	2020	2023
Adrian Dillon	III	68	Director	2020	2023
Jack Dillon	III	34	Director	2021	2023
Austin McChord	III	36	Director	2017	2023
We believe that in order for our Board to effectively guide us to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve our shareholders, we seek to have a Board, as a whole, that is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility and reputational issues, strategy and strategic planning. Additionally, we desire that the Board have specific knowledge related to our industry, such as expertise in software and technology. The Compensation and Nominating Committee believes that all directors must, at a minimum, meet the criteria set forth in the Board’s Code of Ethics and the Corporate Governance Guidelines, which specify, among other things, that the Compensation and Nominating Committee will consider criteria such as independence, diversity, age, skills, and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the Compensation and Nominating Committee considers a nominee’s differences in gender, ethnicity, tenure, skills and qualifications. The Compensation and Nominating Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. While we do not have a formal policy on diversity, when considering the selection of director nominees, the Compensation and Nominating Committee considers individuals with diverse backgrounds, viewpoints, accomplishments, cultural background and professional expertise, among other factors. Further, our Board is committed to actively seeking highly qualified women and individuals from underrepresented minority groups to include in the pool from which new candidates are selected. Currently, of the eleven directors on our Board, two are women and three are racially/ethnically diverse. The Compensation and Nominating Committee also will consider a combination of factors for each director, including (a) the nominee’s ability to represent all shareholders without a conflict of interest, (b) the nominee’s ability to work in and promote a productive environment, (c) whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director, (d) whether the nominee has demonstrated the high level of character, ethics and integrity expected by the Company, (e) whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a publicly-traded company, and (f) the nominee’s ability to apply sound and independent business judgment.
The Compensation and Nominating Committee has determined that all of our directors meet the criteria and qualifications set forth in the Code of Ethics for the Board of Directors, the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our shareholders: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. In addition, our directors have the confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of our business and social realities of the environment in which we operate, the independence and high performance standards necessary to fulfill the Board’s oversight function, and the humility, professional maturity, and style to interface openly and constructively with other directors. Finally, the director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for Datto and its shareholders, and guide the long-term sustainable, dependable performance of Datto.
Subject to any earlier resignation or removal in accordance with the terms of our Certificate, Bylaws and Director Nomination Agreement (as defined and discussed below) with our principal shareholder, Vista Equity Partners (“Vista”), our Class II directors will serve until this Annual Meeting, our Class III directors will serve until our 2023 Annual Meeting of Shareholders and our Class I directors will serve until our 2024 Annual Meeting of Shareholders. In addition, our Certificate provides that our directors may be removed with or without cause by the affirmative vote of at least a majority of the voting power of our outstanding shares of stock entitled to vote thereon, voting together as a single class for so long as Vista holds in the aggregate (directly or indirectly) 40% or more of voting power of the then outstanding shares of our capital stock entitled to vote generally in the election of directors (“Voting Stock”). If Vista no longer holds in the aggregate (directly or indirectly) 40% or more of our Voting Stock, then our directors may be removed only for cause upon the affirmative vote of at least 66 2⁄3% of the voting power of our outstanding shares of stock entitled to vote thereon. In addition, our Bylaws provide Vista with the right to designate the Chair of the Board for so long as Vista beneficially owns at least 30% or more of the voting power of the Voting Stock.
Director Nomination Agreement
In connection with our initial public offering (our “IPO”), we entered into a director nomination agreement (the “Director Nomination Agreement”) with Vista that provides Vista the right to designate nominees for election to our Board for so long as Vista beneficially owns 5% or more of the total number of shares of our common stock that it owned as of the completion of our IPO, as adjusted for any reorganization, recapitalization, stock dividend, stock split, reverse stock split or similar changes in the Company’s capitalization (such amount of shares, as adjusted, the “Original Amount”). Vista may also assign its designation rights under the Director Nomination Agreement to an affiliate. The Director Nomination Agreement specifically provides Vista the right to designate: (i) all of the nominees for election to our Board for so long as Vista beneficially owns 40% or more of the Original Amount; (ii) a number of directors (rounded up to the nearest whole number) equal to 40% of the total directors for so long as Vista beneficially owns at least 30% and less than 40% of the Original Amount; (iii) a number of directors (rounded up to the nearest whole number) equal to 30% of the total directors for so long as Vista beneficially owns at least 20% and less than 30% of the Original Amount; (iv) a number of directors (rounded up to the nearest whole number) equal to 20% of the total directors for so long as Vista beneficially owns at least 10% and less than 20% of the Original Amount; and (v) one director for so long as Vista beneficially owns at least 5% and less than 10% of the Original Amount, in each case, minus the number of nominees, if any, Mr. Austin McChord (Datto’s founder and currently a director) and certain trusts holding common stock contributed by Mr. McChord are entitled to nominate. Vista’s nominees must comply with applicable law, stock exchange rules and our Corporate Governance Guidelines. In addition, Vista is entitled to designate the replacement for any of its Board designees whose service terminates prior to the end of the director’s term regardless of Vista’s beneficial ownership at such time. Vista also has the right to have its designees participate on committees of our Board proportionate to its stock ownership, subject to compliance with applicable law, stock exchange rules and our Corporate Governance Guidelines. The Director Nomination Agreement also prohibits us from increasing or decreasing the size of our Board without the prior written consent of Vista. This agreement will terminate with respect to Vista at such time as Vista owns less than 5% of the Original Amount.
Finally, the Director Nomination Agreement also provides Mr. McChord with the right to be nominated as a director so long as Mr. McChord and certain trusts holding common stock contributed by Mr. McChord collectively beneficially own 5% or more of the outstanding shares of our common stock. This agreement will terminate with respect to Mr. McChord at such time as Mr. McChord and such entities own less than 5% of the outstanding shares of our common stock.

Shareholder Recommendations for Director Nominees
The Compensation and Nominating Committee will consider shareholder nominations for membership on the Board. For the 2023 Annual Meeting, nominations may be submitted to Datto Holding Corp., 101 Merritt 7, Norwalk, CT 06851, Attn: General Counsel, and such nominations will then be forwarded to the Chair of the Compensation and Nominating Committee. Recommendations must be in writing and we must receive the recommendation no later than the close of business on February 4, 2023 and not earlier than the close of business on January 5, 2023. Recommendations must also include certain other procedural requirements as specified in our Bylaws. In addition, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than Datto’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 6, 2023.
When filling a vacancy on the Board, the Compensation and Nominating Committee will identify the desired skills and experience of a new director and will nominate individuals who it believes would strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Compensation and Nominating Committee may engage third parties to assist in the search and provide recommendations. Also, directors are generally asked to recommend candidates for the position. Any candidates would then evaluated based on the process outlined in our Corporate Governance Guidelines and the Compensation and Nominating Committee charter, and the same process will be used for all candidates, including candidates recommended by shareholders.

PROPOSAL 1 – ELECTION OF DIRECTORS
Our Board recommends that the nominees below be elected as members of the Board at the Annual Meeting.
Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Christine Larsen	II	60	Director	2021	2022	2025
Christina Lema	II	41	Director	2020	2022	2025
Nadeem Syed	II	55	Director	2018	2022	2025
Tim Weller	II	56	CEO and Director	2019	2022	2025
Each nominee was recommended for re-election by the Compensation and Nominating Committee for consideration by the Board and our shareholders. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR”
EACH OF THE DIRECTOR NOMINEES.
Class II Director Nominees to Serve for a Three-Year Term Expiring at the 2025 Annual Meeting.
Christine Larsen has served on our Board since October 2021. Ms. Larsen served as Chief Operations Officer of First Data Corp. (NYSE: FDC, now NASDAQ: FISV) from 2013 to 2018. Prior to joining First Data Corp., Ms. Larsen held various senior operating and technology roles at JPMorgan Chase & Co. (NYSE: JPM) from 2005 to 2013, most recently as an Executive Vice President responsible for firm-wide process improvement and enterprise program management, with a focus on control and integration efforts. Prior to joining JPMorgan in 2005, Ms. Larsen spent eleven years at Citigroup Inc. (NYSE: C) and ten years at Andersen Consulting (now Accenture plc NYSE: ACN). Ms. Larsen has served as a director of Paya Holdings Inc. (NASDAQ: PAYA) since October 2020, and as a director for the Canadian Imperial Bank of Commerce (NYSE: CM) since April 2016. Ms. Larsen also serves as a Vice Chair of the Syracuse University Board of Trustees. Ms. Larsen earned a master’s degree in Library Science from Syracuse University as a University Fellow and a Bachelor of Arts degree with high honors from Cornell College. Ms. Larsen’s experience in the areas of finance, technology and management make her a valuable member of our Board.
Christina Lema has served on our Board since October 2020. Ms. Lema has served as Managing Director and General Counsel of Vista Equity Partners since February 2012 and as Managing Director since January 2020. As General Counsel of Vista, she divides her time between corporate and transactional matters, fund formation, every day legal matters, and advising Vista’s portfolio companies, which range in size from around $20 million to over $10 billion in enterprise value. Ms. Lema currently serves on the board of Jamf Holding Corp. (NASDAQ: JAMF), Integral Ad Science Holding Corp. (NASDAQ: IAS) and Greenway Health, LLC. Ms. Lema earned a bachelor’s degree in Economics and Spanish from the University of Pennsylvania and a J.D. from the Columbia University School of Law. Ms. Lema’s expertise in legal matters and experience working with similar companies make her a valuable member of our Board.
Nadeem Syed has served on our Board since February 2018. Mr. Syed currently serves as Senior Managing Director and Head of Value Creation of Vista. Prior to joining Vista in September 2018, Mr. Syed served as Chief Executive Officer at Finastra, a Vista portfolio company, from June 2013 to June 2018. Mr. Syed was the President and COO at Misys from June 2012 to June 2013. Before his time with Finastra, Mr. Syed was the Chief Operating Officer at SumTotal Systems, a former Vista portfolio company, from December 2009 to June 2012. Mr. Syed previously spent 19 years in multiple senior leadership roles at Oracle. Mr. Syed earned a bachelor’s degree from the University of Mumbai and a master’s degree in industrial engineering from Louisiana State University. Mr. Syed’s extensive leadership experience in the technology sector make him a valuable member of our Board.
Tim Weller has been the Chief Executive Officer of Datto since January 2019 and has also been a member of the Board since March 2019. Mr. Weller joined Datto in May 2017 and previously served as President, Chief

Operating Officer and Chief Financial Officer, prior to becoming Chief Executive Officer. Before joining Datto, Mr. Weller served as interim Chief Executive Officer and Chief Financial Officer of a London-based financial technology company, Wonga. He also previously served as Chief Financial Officer of two Boston-based public companies, EnerNOC and Akamai Technologies. Mr. Weller earned a bachelor’s degree and master’s degree in electrical engineering from Michigan State University and a doctorate in electrical engineering from the University of Illinois. Mr. Weller is a valuable member of our Board due to his experience as our Chief Executive Officer, his extensive experience in the areas of corporate strategy, finance and technology, and his experience advising public companies.
Continuing Directors
Class I Directors (terms expiring at the 2024 Annual Meeting of Shareholders)
Maneet S. Saroya has served on our Board since December 2017. Mr. Saroya is a Senior Managing Director at Vista. Mr. Saroya is Co-Head of Vista’s Flagship Fund, and sits on the Flagship Fund’s Investment Committee. Prior to joining Vista in 2008, Mr. Saroya worked as a senior research analyst for JMP Securities where he provided research for buy-side clients on public on-demand (SaaS) companies. Mr. Saroya previously worked as an associate for the enterprise software/applications team at JMP Securities. Before his time with JMP, Mr. Saroya worked for Siebel Systems in a sales capacity for the CRM On Demand division. Prior to Siebel, Mr. Saroya worked for Cisco Systems in various operations roles. Mr. Saroya has served as a member of the board of PowerSchool Holdings, Inc. (NYSE: PWSC) since July 2021 and Cvent Holding Corp. (NASDAQ: CVT) since December 2021. Mr. Saroya received a bachelor’s degree from California Polytechnic State University. Mr. Saroya’s experience in the areas of corporate strategy, technology, finance and private equity make him a valuable member of our Board.
David Breach has served on our Board since October 2020. Mr. Breach is the President and Chief Operating Officer at Vista. Prior to joining Vista in 2014, Mr. Breach worked as a Senior Corporate Partner at Kirkland & Ellis LLP, where his practice focused on representation of private equity funds in all aspects of their business. Mr. Breach was a founding partner of Kirkland & Ellis’s San Francisco office, and received numerous professional accolades while at Kirkland & Ellis. Mr. Breach is also a Principal of Vista and sits on Vista’s Private Equity Funds’ Investment Committees. Mr. Breach currently sits on the boards of Cvent Holding Corp. (NASDAQ: CVT), Jamf Holding Corp. (NASDAQ: JAMF) and Ping Identity Holding Corp. (NYSE: PING), and Vista portfolio companies, including Solera Holdings Inc., StatsPerform and Eagleview Technologies. Mr. Breach received a bachelor of business administration in marketing from Eastern Michigan University and received a juris doctorate from the University of Michigan, magna cum laude, Order of the Coif. Mr. Breach is currently a member of the State Bars of California, Illinois and Michigan. Mr. Breach’s extensive experience in the areas of corporate strategy, private equity and firm governance, as well as his experience on the boards of other companies, make him a valuable member of our Board.
John Stalder has served on our Board since December 2017. Mr. Stalder joined Vista in 2011 and currently serves as Managing Director. Prior to joining Vista, Mr. Stalder worked in the Software & Services group at Pagemill Partners LLC, where he advised clients in a variety of verticals including software, IT services and internet, among others. Mr. Stalder earned a bachelor’s degree from the University of Colorado. Mr. Stalder’s extensive experience working with technology companies makes him a valuable member of our Board.
Class III Directors (terms expiring at the 2023 Annual Meeting of Shareholders)
Marc Brown has served on our Board since October 2020. Since October 2020, Mr. Brown has served as the Global Head of EQT AB’s Growth Equity Fund. Previously, Mr. Brown was employed from January 2000 to October 2020 by Microsoft Corporation, where he served as the Corporate Vice President, Corporate Development, Global Head of M&A and Strategic Investments, among other roles. Mr. Brown also sits on the board of Rapid7 Inc. (NASDAQ: RPD), a provider of security data and analytic software solutions. Mr. Brown received an A.B. from Colgate University, an M.B.A. from the New York University – Leonard N. Stern School of Business and a J.D. from Georgetown University Law Center. Mr. Brown’s extensive experience with corporate strategy, development and M&A activities with software and technology companies make him a valuable member of our Board.
Adrian Dillon has served on our Board and as Chair of the Audit Committee since August 2020. He has also served as a member of the HealthEquity, Inc. (NASDAQ: HQY) board of directors since September 2016, where he chairs the Audit & Risk Committee and serves on the Cybersecurity & Technology Committee. Mr. Dillon is also on the Supervisory Board of SUSE, Inc., where he serves as the Audit Committee Chair. From August 2012 to September 2021, Mr. Dillon served as the non-executive chair of the board of directors of WNS Holdings Limited. Mr. Dillon served as a member of the board of directors of Williams-Sonoma, Inc. (NYSE: WMS) from 2005 to 2017, Wonga Group Limited from 2013 to 2015, NDS Group Limited from 2011 to 2012, Verigy Pty from 2006 to 2007 and LumiLeds Inc. from 2002 to 2007. Mr. Dillon held key finance roles including Chief Financial Officer and Chief Administrative Officer at Skype Limited from 2010 to 2011 and Executive Vice President – Finance & Administration and Chief Financial Officer at Agilent Technologies, Inc. from 2001 to 2010. He held various positions at Eaton Corporation from 1979 to 2001, including Executive Vice President and Chief Financial and Planning Officer from 1995 to 2001. Mr. Dillon was a member and past chair of The Conference Board Council of Financial Executives. Mr. Dillon graduated from Amherst College with a Bachelor of Arts degree in Economics in 1976. Mr. Dillon’s extensive finance experience and prior experience serving as a board member makes him a valuable member of our Board.
Jack Dillon has served on our Board since October 2021. Mr. Dillon joined Vista Equity Partners in 2010 as Senior Vice President and is a member of the investment team. Mr. Dillon has worked with the Company since Vista’s investment in December 2017. Mr. Dillon currently serves as a director at various private companies, including Acquia, Apptio, CentralSquare and NAVEX Global. Mr. Dillon earned a bachelor’s degree in Finance from the University of Notre Dame. Mr. Dillon’s extensive experience in finance and knowledge of the Company due to his involvement since 2017 make him a valuable member of our Board.
Austin McChord has served on our Board since December 2017. Mr. McChord founded the Company in 2007 and served as its Chief Executive Officer from its founding until October 2018. From January through November 2019, Mr. McChord served as a Venture Partner of General Catalyst, a venture capital firm based in Massachusetts. In August 2020, Mr. McChord became the Chief Executive Officer of Casana Care, Inc., a healthcare technology company that designs and builds medical-grade technology for in-home health monitoring. Mr. McChord earned his bachelor’s degree from the Rochester Institute of Technology in 2009 and currently serves on its board of trustees. Mr. McChord’s extensive experience building and leading our business and his insight into our technology and the MSP channel as the Company’s founder and former Chief Executive Officer make him a valuable member of our Board.
Independence Status
The listing standards of the New York Stock Exchange (“NYSE”) require that, subject to specified exceptions, such as those described below under the subsection entitled, “Controlled Company Status,” each member of a listed company’s Audit Committee, Compensation and Nominating Committee be independent and that Audit Committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.
Our Board has determined that Messrs. Marc Brown and Adrian Dillon and Ms. Christine Larsen meet the requirements to be an independent director. In making this determination, our Board considered the relationships that each non-employee director has with the Company and all other facts and circumstances that our Board deemed relevant in determining his or her independence, including beneficial ownership of our common stock.
Controlled Company Status
Vista controls a majority of our outstanding common stock. As a result, we are a “controlled company”. Under NYSE rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with the following NYSE corporate governance standards required of newly public companies within one year of the date of listing:
1.	to have a board that is composed of a majority of “independent directors”, as defined under the rules of the NYSE;
2.	to have a compensation committee that is composed entirely of independent directors; and
3.	to have a nominating and corporate governance committee that is composed entirely of independent directors.

We rely on this exemption. As a result, we do not have a majority of independent directors on our Board. In addition, our Compensation and Nominating Committee does not consist entirely of independent directors. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements.
Board Meetings and Committees
For the year ended December 31, 2021, our Board held six meetings. Additionally, our Audit Committee met five times, our Compensation and Nominating Committee met five times, and our Mergers & Acquisitions Committee met three times. Although no formal policy is in place, all directors are expected to attend the annual meeting of shareholders and all or substantially all of the Board meetings and meetings of committees on which they serve. All of the directors then serving on the Board attended last year’s annual meeting of shareholders. Each director attended approximately 89% or more of the aggregate meetings of the Board and any regularly standing committees on which such director was a member, during the period in which he or she served as a member of such committee.
Additionally, the rules of the NYSE require that non-management or independent directors of a listed company meet periodically in executive sessions. In conjunction with our regular Board meetings, the non-management directors of the Board meet outside the presence of management in executive session. In addition, the rules of the NYSE require listed companies to schedule an executive session including only independent directors at least once a year. In addition, the Company’s independent directors met separately in executive session at least one time during 2021. Our Corporate Governance Guidelines provide that the Chair of the Board, or a director designated by the Board, preside at these executive sessions. The Board designated Adrian Dillon, one of our independent directors, to preside at the executive sessions of independent directors during 2021.
The composition, duties and responsibilities of our Audit, Compensation and Nominating and Mergers & Acquisitions committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.
Each of our standing committees has a written charter which is available on the Investor Relations page of our website at https://investors.datto.com. Our website is not part of this notice and proxy statement.
Board Member	Audit Committee	Compensation and Nominating Committee	Mergers & Acquisitions Committee
David Breach
Marc Brown	X		X
Adrian Dillon	X (Chair)
Christina Lema		X
Austin McChord			X
Maneet S. Saroya			X
John Stalder		X (Chair)	X (Chair)
Nadeem Syed		X
Christine Larsen	X
Jack Dillon
Tim Weller
Audit Committee
The Audit Committee is responsible for, among other matters:
1)	appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;
2)	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
3)	reviewing our policies on risk assessment and risk management;

4)
reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

5)	reviewing the adequacy of our internal control over financial reporting;
6)	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
7)
recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

8)	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
9)	preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;
10)	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions; and
11)	reviewing and discussing with management and our independent registered public accounting firm our earnings releases.
Our Board has affirmatively determined that Messrs. Marc Brown and Adrian Dillon and Ms. Christine Larsen meet the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 of the Exchange Act and the applicable NYSE listing standards. In addition, our Board has determined that Mr. Adrian Dillon qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.
Compensation and Nominating Committee
The Compensation and Nominating Committee is responsible for, among other matters:
1)	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;
2)	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and recommending to the Board the compensation of our chief executive officer;
3)	reviewing and approving the compensation of our other executive officers;
4)	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;
5)	conducting the independence assessment outlined in NYSE rules with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;
6)	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of the NYSE;
7)	reviewing and establishing our overall management compensation, philosophy and policy;
8)	overseeing and administering our compensation and similar plans;
9)	reviewing and making recommendations to our Board with respect to director compensation;
10)	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K;
11)	developing and recommending to our Board criteria for board and committee membership;
12)	subject to the Director Nomination Agreement, identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;
13)	developing and recommending to our Board best practices and corporate governance principles;

14)	developing and recommending to our Board a set of corporate governance guidelines; and
15)	reviewing and recommending to our Board the functions, duties and compositions of the committees of our Board.
Mergers & Acquisitions Committee
The Mergers & Acquisitions Committee is responsible for, among other matters:
1)	reviewing and providing guidance to management and the Board with respect to our transaction strategies;
2)	providing advice to management in connection with the identification and evaluation of transactions;
3)	consulting with management in connection with execution of any non-binding offers, proposals, letters of intent or similar documents with respect to proposed transactions;
4)	providing advice regarding management’s due diligence process with respect to proposed transactions; and
5)	subject to the Board’s approval of the transaction, consulting with management regarding the terms of each transaction.
Board Leadership Structure
The following section describes our Board leadership structure, the reasons our Board considers this structure is appropriate at this time, the roles of various positions, and related key governance practices. Our Board believes that the mix of experienced independent, Vista-affiliated and management directors that make up our Board, along with the role of our Chair and our Board committee composition, benefits Datto and its shareholders.
Independence; Board Mix
Our Board has an effective mix of independent and other directors. Our Board includes three independent directors, our Chief Executive Officer, Tim Weller, our founder and former Chief Executive Officer, Austin McChord, and six representatives from our majority shareholder, Vista, including our current Chair, Mr. Saroya.
Chair
Our Bylaws provide that Vista has the right to designate the Chair of the Board for so long as Vista beneficially owns at least 30% or more of our Voting Stock. Mr. Saroya has been our Chair since October 2020. Mr. Saroya has extensive knowledge and experience in a variety of relevant areas acquired through his professional and other experiences, including corporate strategy, technology, finance and private equity. This knowledge and experience gives Mr. Saroya the insight necessary to navigate the responsibilities of strategic development and execution.
Performance Evaluation
The Board recognizes that a thorough, constructive evaluation process enhances the Board’s effectiveness and is an essential element of good corporate governance. Each year, our Compensation and Nominating Committee conducts a performance evaluation to determine whether the Board, its committees and the directors are functioning effectively. The evaluation process focuses on the contributions to the Company by the Board and each standing committee of the Board, with an enhanced focus on areas which the Board or management believes could improve. Written questionnaires and interviews solicit feedback on a range of issues, including Board and committee structure and composition; meeting process and dynamics; execution of key responsibilities; interaction with management; interaction with advisors and other parties, such as auditors; and information and resources. Following completion of the written questionnaires and interviews, the Compensation and Nominating Committee provides aggregated results to the Board members for discussion. Director suggestions for improvements based on evaluation results, as well as to evaluation questionnaires and process, are considered for incorporation for the following year.

As part of the annual Board performance evaluation, the Board has evaluated and determined that the current leadership structure continues to be appropriate for the Company and its shareholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate.
Hedging Transactions
Pursuant to our Insider Trading Policy, we prohibit our employees, directors and officers from engaging in hedging or monetization transactions, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Additionally, directors, officers and other employees are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.
10b5-1 Plans
From time to time, our executive officers and directors may enter into Rule 10b5-1 trading plans. We do not undertake any obligation to report Rule 10b5-1 trading plans that are adopted, or may be adopted in the future, by any of our officers and directors, or to report any modification or terminations of any publicly announced plan, except to the extent required by law.
Risk Oversight
Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, to improve long-term organizational performance, and to enhance shareholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. The involvement of our full Board in reviewing our business is an integral aspect of its assessment of our risk profile and also its determination of what constitutes an appropriate level of risk.
While our full Board has overall responsibility for risk oversight, it has delegated primary oversight of certain risks to its committees. Our Audit Committee monitors our major financial and security risk exposures, and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. In particular, our Audit Committee is committed to the prevention, timely detection, and mitigation of the effects of cybersecurity threats or incidents to Datto. Our Audit Committee also monitors compliance with legal and regulatory requirements and management provides our Audit Committee periodic reports on our compliance programs. Our Compensation and Nominating Committee oversees the design and implementation of our compensation policies and programs and monitors the incentives created by these policies and programs, and has concluded that any risk arising from our compensation policies and programs are not reasonably likely to have a material adverse effect on the Company. In addition, our Compensation and Nominating Committee oversees our major corporate governance risks. We are committed to ensuring our Board and its committees are consistently updated on threats to our business and receive consistent updates on risk mitigation processes.
In connection with its reviews of the operations of our business and through ongoing strategic planning with management, our full Board addresses the primary risks associated with our business. Our Board appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge.
At periodic meetings of our Board and its committees, management reports to and seeks guidance from our Board and its committees with respect to the most significant risks that could affect our business, such as risks associated with our operations, technology and competition, cybersecurity and privacy risks, and legal, financial, tax and audit related risks.
Code of Ethics
We have adopted a Code of Ethics that applies to all our employees, officers and directors, including those officers responsible for financial reporting. Our Code of Ethics is available on our website at https://investors.datto.com. We intend to disclose any amendments to the Code, or any waivers of its requirements, on our website.

Compensation Committee Interlocks and Insider Participation
No interlocking relationships exist between the members of our Board and the board or compensation committee of any other company.
Communications by Shareholders and Other Interested Parties with the Board
Shareholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, by sending regular mail to:
Datto Holding Corp.
101 Merritt 7
Norwalk, CT 06851
ATTN: Board of Directors
c/o General Counsel and Secretary
Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. Datto will receive the communications and process them before forwarding them to the addressee. Datto may also refer communications to other departments within Datto. Datto generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding Datto.

EXECUTIVE OFFICERS
Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of Datto as of April 1, 2022:
Name	Age	Position
Tim Weller	56	Chief Executive Officer and Director
John Abbot	59	Chief Financial Officer
Emily Epstein	44	General Counsel
Chris McCloskey	46	Chief Customer Officer
Radhesh Menon	51	Chief Product Officer
Bob Petrocelli	56	Chief Technology Officer
Sanjay Singh	49	Chief Revenue Officer
Tim Weller is the Chief Executive Officer and a member of our Board. His biography can be found above under “Board of Directors and Corporate Governance – Continuing Directors.”
John Abbot has served as the Chief Financial Officer at Datto since March 2020. Prior to joining Datto, Mr. Abbot was the Chief Financial Officer at Cumulus Media, Inc., an audio-first media and entertainment company, from July 2016 to March 2020, where he helped lead Cumulus through its Chapter 11 bankruptcy reorganization in the first half of 2018. Prior to that, he was the Chief Financial Officer at Telx, a retail colocation and interconnection data center business, from January 2014 through December 2015. Prior to Telx, Mr. Abbot served as Chief Financial Officer of Insight Communications Company, Inc., a cable television business, for eight years. During the prior nine years, he worked in the Global Media and Communications Group of the Investment Banking Division at Morgan Stanley, where he ultimately was a Managing Director. Mr. Abbot began his financial career as an associate at Goldman, Sachs & Co., and prior to that served as a Surface Warfare Officer in the U.S. Navy for six years. Mr. Abbot earned his bachelor of science degree in Systems Engineering from the U.S. Naval Academy, his Masters of Engineering degree from Penn State University and his MBA from Harvard Business School.
Emily Epstein joined Datto as our General Counsel in January 2022. Prior to joining Datto, Ms. Epstein held the position of Deputy General Counsel & Corporate Secretary for Coupang, Inc. from December 2020 to January 2022. Prior to joining Coupang, Ms. Epstein served in various leadership positions at Nielsen Holdings Inc. from November 2016 to December 2020, including Deputy Chief Legal Officer. Prior to that, Ms. Epstein worked in the legal department at American Express Company. She began her legal career at Simpson Thacher & Bartlett LLP. Ms. Epstein earned a bachelor’s degree in government from Harvard University and her juris doctorate from the University of Virginia School of Law.
Chris McCloskey joined Datto as our Customer Experience Officer in November 2018 and became our Chief Customer Officer in September 2020. Prior to joining Datto, Mr. McCloskey served as Chief Operating Officer, Americas at a London-based financial company, Finastra, from August 2017 to October 2018. He previously worked at Misys in various roles from August 2013 through August 2017. He has also held positions at IBM, General Electric and Vista throughout his career. Mr. McCloskey earned a bachelor’s degree in mathematics from Gettysburg College and an MBA from the Stern School of Business at New York University.
Radhesh Menon joined Datto as our Chief Product Officer in June 2020. Prior to joining Datto, Mr. Menon served as Chief Marketing Officer of Robin.io from September 2018 to October 2019. Prior to that, Mr. Menon served as general manager of Red Hat from December 2012 to July 2018 where he led the OpenStack business. Prior to joining Red Hat, he was at Microsoft from July 1999 to December 2012 where he held various leadership roles across the Azure, Windows Server, Windows Storage Server, Exchange Server and Windows desktop products. Mr. Menon earned a bachelor’s degree in Electronics and Communication Engineering from Coimbatore Institute of Technology, a master’s degree in Information Systems from Pondicherry University in 1994, and a master’s degree in Competitive Strategy, Marketing & Information Systems from Simon Business School-University of Rochester.
Bob Petrocelli has served as our Chief Technology Officer since July 2019. Before serving in this role Mr. Petrocelli was a Senior Software Architect at Oracle from 2014 to 2019. Mr. Petrocelli came to Oracle by way of their acquisition of GreenBytes, a business which Mr. Petrocelli founded in 2007. Prior to this Mr. Petrocelli was CEO and co-founder of Heartlab from 1994 to 2006 (Heartlab was acquired by Agfa in 2005).

Mr. Petrocelli was named Ernst & Young New England Entrepreneur of the Year in 2001. Mr. Petrocelli earned a bachelor’s degree in Physics and a master’s degree in Computer Science from the University of Rhode Island, where he was an Office of Naval Research Fellow in Physical Oceanography.
Sanjay Singh joined Datto as our Chief Sales Officer in May 2019 and was promoted to Chief Revenue Officer in January 2020. Prior to joining Datto, Mr. Singh held the position of Chief Operating Officer and board member of Unbxd Inc. from July 2017 to May 2018. He also previously worked at Akamai Technologies from 1999 to 2017, holding various positions including Senior Vice President Global Operations and Senior Vice President & General Manager of Asia Pacific and Japan. Mr. Singh earned a bachelor’s degree in accounting from St. Xavier’s College, Kolkata and a bachelor’s degree in finance from Purdue University.

COMPENSATION DISCUSSION & ANALYSIS
This Compensation Discussion & Analysis (“CD&A”) describes our executive compensation program for our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers for the year ended December 31, 2021, who have been designated as our “named executive officers” under Item 402 of Regulation S-K (each, an “NEO” and collectively, the “NEOs”). This CD&A also describes the Compensation & Nominating Committee’s process for making compensation decisions, as well as its rationale for specific decisions related to the NEOs for the fiscal year ended December 31, 2021.
Named Executive Officer	Position
Tim Weller	Chief Executive Officer (“CEO”)
John Abbot	Chief Financial Officer (“CFO”)
Bob Petrocelli	Chief Technology Officer (“CTO”)
Sanjay Singh	Chief Revenue Officer (“CRO”)
Chris McCloskey	Chief Customer Officer (“CCO”)
EXECUTIVE SUMMARY
2021 Business Overview
2021 was an exceptional year for Datto and its managed service provider (“MSP”) partners. We continued our trajectory of accelerated growth, and exceeded all of our targets in our first full year as a public company. Also, we launched several new, highly differentiated products that help our MSP partners better secure digital assets on behalf of their small and medium business (“SMB”) clients.
Below is a summary of our key financial and operational highlights for 2021:
•	Grew Subscription Revenue by 19% to $577.3 million;
•	Grew total revenue by 19% to $618.7 million;
•	Generated net income of $51.4 million and net cash provided by operating activities of $125.4 million;
•	Produced Adjusted EBITDA* of $175.4 million and Free Cash Flow* of $78.1 million;
•	Ended the year with an average ARR (as defined below) per MSP of approximately $35,600, an increase of approximately $3,600 from the prior year; and
•
Completed the acquisition of BitDam Ltd, an Israeli-based cyber security company (“BitDam”). With the acquisition of BitDam, we have strengthened our capabilities of protecting SMB clients against ransomware, malware and phishing threats, and enhanced our cyber resilience solutions.

*
Adjusted EBITDA and Free Cash Flow are non-GAAP measures. We define Adjusted EBITDA as net income adjusted for interest and other expense, net, loss on extinguishment of debt, depreciation and amortization, provision for income taxes, stock-based compensation expense, restructuring expense and transaction related and other expense. Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment. See Appendix A for more information and reconciliations to the most directly comparable GAAP measures.

We believe that the efforts of our NEOs were critical to our financial and operational successes in 2021.
Overview of Executive Compensation Program
Our executive compensation program is designed to help us attract, retain, motivate and reward talented executives, to closely align pay with performance, and to align the interests of our NEOs with those of our shareholders. The Compensation and Nominating Committee has primary responsibility for establishing the compensation for our NEOs other than our CEO, and with respect to our CEO, recommends compensation to the Board for approval.
We provide market-competitive base salaries to provide a fixed element of compensation, and market-competitive benefits which are designed to promote stability, retention, and engagement from our NEOs in performing their responsibilities.

We believe that we have designed an executive compensation program that effectively supports our strategic goals, creates a culture of teamwork, and increases alignment between our executives and our shareholders. Listed below are highlights of the pay practices and policies under our executive compensation program which we believe promote sound compensation governance and are in the best interests of our shareholders and executives:
What We Do		What We Don’t Do
✔	A significant portion of overall compensation is “at risk” and tied to long-term Company performance and business objectives	✘	No discretionary or guaranteed incentive payments
✔	Performance-measured incentive award metrics are solely based on Company performance; awards are determined based on pre-established targets	✘	No hedging and pledging of our stock
✔	Market-based executive compensation levels are reviewed annually and approved by the Compensation and Nominating Committee annually	✘	No stock option repricing, exchanges or options granted below market value
✔	An independent compensation consultant is retained to evaluate our executive compensation and make recommendations	✘	No tax gross-ups for NEOs
✔	Limited severance benefits	✘	No supplemental executive retirement plan
		✘	No excessive benefits or perquisites
Compensation Philosophy & Objectives
Our compensation philosophy is driven by the following guiding principles that underpin the critical connections between performance, long-term value creation, talent management and compensation governance:
Competitively-Positioned
Total compensation should be competitive with that being offered to individuals in comparable roles at companies with which we compete for talent to ensure we are able to attract, retain, motivate and reward a highly-talented team of executives

Performance-Driven and Shareholder-Aligned
A significant portion of an NEO’s total compensation should be variable (“at-risk”), linked to the achievement of specific short- and long-term performance objectives and designed to drive shareholder value creation. To that end, we seek to make efficient use of equity-based compensation and encourage significant management ownership and retention of our common stock.

Linkage to Company Goals and Strategy	NEO compensation should be directly linked to our financial, operational and strategic objectives and results, as well as aligned with Datto’s values.
Responsibly-Governed	Decisions about compensation should be guided by best-practice governance standards and rigorous processes that encourage prudent decision-making.
Our compensation philosophy is supported by the following principal elements of pay:
Pay Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to comparable roles to enable the Company to attract and retain critical executive talent.
Annual Bonus	Cash (Variable)	Reward executive officers for delivering on annual strategic objectives that contribute to the creation of shareholder value.
Long-Term Incentives	Equity (Variable)	Provide incentives for executive officers to execute on longer-term financial goals that drive the creation of shareholder value.

Pay Mix
The Compensation and Nominating Committee believes that both short-term and long-term performance-based variable compensation are appropriate elements of a market-competitive, performance-based, shareholder-aligned compensation program for our NEOs. To maintain its goal of making a significant portion of compensation tied to performance while also providing compensation opportunities that are competitive with alternatives available to the executive, the Compensation and Nominating Committee has historically established a mix of short-term and long-term variable compensation, including target bonus levels and performance ranges as well as equity awards. Our NEOs receive the majority of their pay from performance-based compensation vehicles (i.e., cash bonuses and equity awards). In accordance with our compensation philosophy, the mix of compensation elements is such that a majority of an NEO’s total compensation is considered “at risk”. In light of the retentive value of equity awards that were outstanding in 2021, the Compensation and Nominating Committee did not grant any new equity awards to NEOs in 2021. The Company expects to continue to grant equity-based incentive awards in the future to align the interests of our executives with those of our shareholders.
The Decision-Making Process
The Role of the Compensation and Nominating Committee. The Compensation and Nominating Committee oversees the executive compensation program, and is responsible for approving the nature and amount of the compensation paid to our executive officers, including salary and bonus plans, and for administering our equity compensation plans and awards. The Compensation and Nominating Committee is comprised of non-employee members of the Board. The Compensation and Nominating Committee works very closely with its independent compensation consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. The Compensation and Nominating Committee makes all final compensation and equity award decisions regarding our NEOs, other than our CEO. With respect to our CEO, the Compensation and Nominating Committee submits its recommendations to the Board for approval. Subject to certain restrictions, the Compensation and Nominating Committee has the authority to delegate its responsibilities to one or more subcommittees, as the committee deems appropriate.
The Role of Management. Our CEO, in conjunction with other members of management as well as our independent compensation consultant, regularly participates in reviewing and refining our executive compensation program. The CEO provides the Compensation and Nominating Committee with an assessment of the Company’s performance and individual performance of each executive, including each NEO, other than himself. Based on this assessment, our CEO and CFO will make recommendations to the Compensation and Nominating Committee on the compensation of such NEOs, including the appropriate split between elements of compensation. In preparing recommendations, management reviews market compensation data, consisting of peer group data and other supplementary third party survey data, and evaluates the compensation for our NEOs against such data. Our CEO, CFO and GC typically attend meetings of the Compensation and Nominating Committee, but do not participate in any discussions regarding their own compensation.
The Role of the Independent Compensation Consultant. Pursuant to authority granted to it under its charter, the Compensation and Nominating Committee may engage an independent compensation consultant to provide expertise on competitive pay practices, program design, and an objective assessment of any inherent risks of any compensation programs. In 2021, the Compensation and Nominating Committee hired Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant. Pearl Meyer reports directly to the Compensation and Nominating Committee and does not provide any additional services to management. The Compensation and Nominating Committee conducted an independence assessment of Pearl Meyer in accordance with SEC rules and concluded that Pearl Meyer was independent and there were no conflicts of interest.
The Role of Peer Group Companies. The Compensation and Nominating Committee strives to set a competitive level of total compensation for each NEO as compared with executive officers in similar positions at peer companies. In reviewing compensation of our NEOs and setting compensation for 2021, the Compensation and Nominating Committee consulted with Pearl Meyer and referenced two sources of market data when making decisions: survey data and peer group data. The selected survey data focused on technology companies that generate similar revenue and are comparable in size to Datto while the peer group (companies listed below) consisted of the companies of similar growth profile and comparable size. Such compensation information is not the sole determinant in setting pay levels for the NEOs. When making its compensation-related decisions, the Compensation and Nominating Committee also considers Company and individual performance, the nature of an individual’s role within the Company, as well as his experience and contributions to his current role.

2021 Peer Group Companies
Bill.com Holdings, Inc.	Ping Identity Holding Corp.
Cloudflare, Inc.	Qualys, Inc.
Dynatrace, Inc.	SailPoint Technologies Holdings, Inc.
HubSpot, Inc.	SolarWinds Corporation
Jamf Holding Corp.	Splunk Inc.
Medallia, Inc.	Zendesk, Inc.
Mimecast Limited	ZoomInfo Technologies Inc.
Paylocity Holding Corporation
Base Salary
Each of our NEOs is paid a base salary. The Compensation and Nominating Committee believes this element of compensation is important because it provides a fixed element of compensation. The base salaries of our NEOs are reviewed annually by the Compensation and Nominating Committee. Individual salaries are determined based upon a combination of factors, including peer group company data (if available for a particular position), survey data obtained by Pearl Meyer, scope of responsibilities, individual experience and skill set, prior year performance, Company performance, internal pay equity, and market factors. The Compensation and Nominating Committee considers the full spectrum of these factors in determining any base salary increases and does not assign a specific weighting to any particular factor and does not benchmark compensation to any particular level or range as compared to the peer group.
In April 2021, the Compensation and Nominating Committee reviewed the base salaries of our executive officers, including our NEOs, taking into account the factors described above. Following their review, the Compensation and Nominating Committee approved (or, with respect to our CEO, recommended to our Board for approval) the following base salary increases for each of Messrs. Weller, Petrocelli and Singh to better align their base salaries with peer companies, sustained performance and level of experience, which increases became effective April 1, 2021.
Named Executive Officer	2020 Annual Base Salary(1)	2021 Annual Base Salary(1)
Tim Weller	$600,000	$700,000
John Abbot	$600,000	$600,000
Bob Petrocelli	$400,000	$405,000
Sanjay Singh	$360,000	$405,000
Chris McCloskey	$405,000	$405,000
(1)	As of December 31 of the applicable year.
Annual Cash Bonus
The Compensation and Nominating Committee believes that a significant portion of our NEOs’ cash compensation should be linked to annual performance of the Company. Accordingly, each of our NEOs is eligible to earn an annual performance-based cash bonus. The amount that may be earned is a percentage based on the NEO’s annual base salary with the actual amounts earned by the NEO determined based on performance measured against pre-established performance goals. The Compensation and Nominating Committee believes that the achievement of these performance goals is critical to our success and will help drive increases in shareholder value.

The Compensation and Nominating Committee determines the target annual cash bonus opportunities for each of our NEOs (or recommends such target opportunities to our Board, in the case of our CEO) on an annual basis taking into consideration the factors described above. The table below sets forth the target cash bonus opportunity for each of our NEOs for 2021.
Named Executive Officer	2021 Target Cash Bonus Opportunity (% of Annual Base Salary)	2021 Target Cash Bonus Opportunity
Tim Weller	50%	$350,000
John Abbot	50%	$300,000
Bob Petrocelli	50% (1)	$202,500
Sanjay Singh	50%	$202,500
Chris McCloskey	50%	$202,500
(1)	The Compensation and Nominating Committee increased our CTO’s target cash bonus opportunity in 2021 from 40% to 50% to better align his compensation with the market and his level of experience.
Bonus payouts are calculated based on the NEO’s target cash bonus opportunity percentage and eligible base salary earnings during the year. The Compensation and Nominating Committee determines the performance metrics and performance goals for our annual cash bonus program on an annual basis, based on input from management, our annual operating plan, our technical roadmap, and performance projections provided by us to the financial investment community. This program is designed to establish a strong link between pay and performance by rewarding the achievement of annual financial and strategic objectives.
For the 2021 annual cash bonus program, the Compensation and Nominating Committee chose the following performance metrics, which it believed were directly tied to the strength of our business and thus were a measurable determinant of the Company’s overall success. The Compensation and Nominating Committee approved these performance goals with respect to each performance metric based on our annual operating plan. Under the 2021 annual cash bonus program, achievement of threshold, target and stretch performance goals would have resulted in aggregate payouts equal to 50%, 100% and 140%, respectively, of an individual’s target bonus opportunity. Achievement between performance levels set forth below was determined based on linear interpolation.
Performance Goal(1)	Weighting	Threshold	Target	Stretch
Subscription Revenue	40%	$534,533,650	$562,667,000	$590,800,350
Annual Run-Rate Revenue (“ARR”)	40%	$608,010,450	$640,011,000	$672,011,550
Adjusted EBITDA	20%	$121,500,000	$135,000,000	NA
(1)
Subscription Revenue is revenue recognized ratably over the subscription term for our security and cloud-based software solutions. ARR is the annualized value of all subscription agreements as of the end of the period, which we calculate by multiplying the monthly run-rate revenue for the last month of the period by 12. Adjusted EBITDA is defined as net income adjusted for interest and other expense, net, loss on extinguishment of debt, depreciation and amortization, provision for income taxes, stock-based compensation expense, restructuring expense and transaction related and other expense, as adjusted for any divestitures, acquisitions or material foreign exchange changes. See Appendix A for more information.

Determination of 2021 Payouts
The Compensation and Nominating Committee assessed the Company’s performance against the performance goals set forth in the 2021 annual cash bonus award program. After consideration and input from management and Pearl Meyer, the Compensation and Nominating Committee adjusted the financial results based on the impact of foreign currency. For 2021, our Subscription Revenue was $577.3 million (adjusted down to $567.3 million to account for foreign currency fluctuations), our ARR was $658.4 million (adjusted down to $654.8 million to account for foreign currency fluctuations), and our Adjusted EBITDA was $175.4 million. See Appendix A for more information. Based on these results, in early 2022, the Compensation and Nominating Committee determined that our NEOs earned approximately 113% of their target annual cash bonus award opportunities, which amounts were paid in March 2022.
Equity Incentive Awards
The Compensation and Nominating Committee believes that long-term incentive compensation in the form of equity awards is a critical element of our executive compensation program to align compensation of our NEOs with the interests of our shareholders and to encourage retention of NEOs and other senior employees. Accordingly, we have historically promoted stock ownership by all senior management, including our NEOs, and link compensation realized to stock price performance.
Grants Made Prior to 2021
Prior to our IPO in October of 2020, our NEOs were granted stock options pursuant to our Merritt Topco, Inc. amended and Restated 2017 Stock Option Plan (the “2017 Plan”). These options are time-based and vest based on the NEO’s continued employment over a four-year period, vesting 25% on the first anniversary of the grant date or designated vesting commencement date, if earlier, and 6.25% at the end of every full three calendar months thereafter. Following the IPO, certain NEOs also received restricted stock units (the “RSUs”) under the Datto Holding Corp. Omnibus Incentive Plan (the “2020 Plan”). These RSUs are time-based and vest based on the NEO’s continued employment over a four-year period, vesting 25% on the first anniversary of the grant date or designated vesting commencement date, if earlier, and 6.25% at the end of every full three calendar months thereafter.
No Equity Grants in 2021
After consideration of the retentive value of unvested equity awards outstanding in 2021, the Compensation and Nominating Committee did not grant any new equity awards in 2021. In the future, the Company expects to continue to grant equity-based incentive awards to align the interests of our executives with those of our shareholders.
Employee Benefits
We provide medical, dental, vision, flexible savings accounts, health savings accounts, life insurance, and disability benefits to all eligible employees. Our NEOs are eligible to participate in these benefits on the same basis as all other employees. We also maintain a retirement plan intended to provide benefits under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), pursuant to which eligible employees, including our NEOs, can make voluntary pre-tax contributions. We match 100% of the first 3% of elective deferrals, and 50% of the following 3% of elective deferrals, up to a total of 4.5% match of elective deferrals for all participants. These matching contributions vest based on the participant’s length of service with us, becoming fully vested on the second anniversary of the participant’s date of hire. All contributions under the plan are subject to certain annual dollar limitations, which are periodically adjusted for changes in the cost of living.
Change in Control and Severance Benefits
We have entered into employment agreements with each of our NEOs, which provide for severance payments and benefits in connection with certain terminations of employment. In addition, the stock option awards granted to our NEOs under the 2017 Plan would vest in connection with a 2017 Plan Change in Control (as defined below), subject to continued employment, and RSUs granted under the 2020 Plan would be subject to the 2020 Plan as described below under “Payments Made Upon Termination and Change in Control - Treatment of Equity.”

OTHER PRACTICES, POLICIES & GUIDELINES
Impact of Tax and Accounting
We regularly consider the various tax and accounting implications of our compensation plans. When determining the amount of long-term incentives and equity grants to executives and employees, we review the compensation costs associated with the grants that are recorded in accordance with FASB ASC Topic 718.
Section 162(m) of the Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to any “covered employees” as defined under Section 162(m) of the Code. Under the tax laws in effect before 2018, compensation that qualified as “performance-based compensation” under Section 162(m) of the Code was deductible without regard to this limitation. Effective for tax years beginning after December 31, 2017, the Tax Cuts and Jobs Act of 2017 generally eliminated the performance-based exemption, subject to a special rule that grandfathers certain awards and agreements that were in effect on November 2, 2017. The Compensation and Nominating Committee believes that the tax deduction limitation should not compromise its ability to structure compensation programs that provide benefits to the Company. Therefore the Compensation and Nominating Committee may approve compensation that is not deductible for tax purposes.
2021 Summary Compensation Table
The following table presents summary information regarding the total compensation awarded to, earned by, and paid to our NEOs for the past three fiscal years.
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Timothy Weller Chief Executive Officer	2021	700,000			394,318	13,050	1,107,368
	2020	600,000			343,275	12,825	956,100
	2019	596,154		2,670,090	288,600	12,600	3,567,444

John Abbot Chief Financial Officer	2021	600,000			337,987	13,050	951,037
	2020	496,154		10,808,000	339,297	6,923	11,650,374

Robert Petrocelli Chief Technology Officer	2021	405,000			228,141	13,050	646,191
	2020	400,000	4,032,000		211,416	12,825	4,656,241
	2019	184,615		2,421,256	86,119	6,231	2,698,221

Sanjay Singh Chief Revenue Officer	2021	405,000			228,141	13,050	646,191
	2020	360,000	4,032,000		230,850	21,790	4,644,640
	2019	213,231		2,315,713	134,069	15,994	2,679,007

Christopher McCloskey Chief Customer Officer	2021	405,000			228,141	13,050	646,191
	2020	405,000			237,981	12,825	655,806
	2019	405,000			195,210	12,900	613,110
(1)
The amounts reported in the Stock Awards column represents the aggregate grant date fair value of stock awards granted, computed in accordance with the Financial Accounting Standards Board’s Accounting Standard Codification 718, Compensation-Stock Compensation (“ASC 718”). The awards consist of RSUs issued under the 2020 Plan. See Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(2)
The amounts reported in the Option Awards column represent the grant date fair values of stock options granted to our NEOs under our 2017 Plan, as computed in accordance with ASC 718. The assumptions used in calculating the values are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. The amounts reported in this column reflect the accounting cost for the options and do not necessarily correspond to the actual economic value that may be received by our NEOs in connection with the options.

(3)
The amounts reported in the Non-Equity Incentive Plan Compensation column reflect bonuses awarded to, earned by, and paid to the NEOs with respect to the fiscal years ended December 31, 2021, 2020 and 2019. See “Narrative Disclosure to Summary Compensation Table—Employment Agreements” below for additional details.

(4)
The amounts reported in the All Other Compensation column reflect 401(k) plan matching contributions made on behalf of the NEOs during the fiscal year ended December 31, 2021. See “CD&A—Employee Benefits” above for additional information regarding 401(k) plan contributions.

2021 Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2021 with respect to our NEOs. None of our NEOs received equity grants in 2021.
	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)
Timothy Weller	$175,000	$350,000	$490,000
John Abbot	$150,000	$300,000	$420,000
Robert Petrocelli	$101,250	$202,500	$283,500
Sanjay Singh	$101,250	$202,500	$283,500
Christopher McCloskey	$101,250	$202,500	$283,500
Narrative Disclosure to Summary Compensation Table
Employment Agreements
We are party to employment agreements with each of our NEOs which provide for annual base salary, target bonus opportunity, paid vacation, reimbursement of reasonable business expenses and eligibility to participate in our benefit plans generally. For purposes of the description of the employment agreements, references to the “Company” refer to Datto, Inc.”
Base Salaries: Messrs. Weller, Abbot, Petrocelli, Singh and McCloskey annualized base salaries for the 2021 fiscal year were $700,000, $600,000, $405,000, $405,000 and $405,000, respectively.
Target Annual Bonus: For each of Messrs. Weller, Abbot, Petrocelli, Singh and McCloskey, the target annual bonus is 50% of their base salary. For the 2021 fiscal year, Messrs. Weller, Abbot, Petrocelli, Singh and McCloskey received bonus payments of $394,318, $337,987, $228,141, $228,141 and $228,141, respectively, based in part on pre-established Company performance metrics and based in part on individual achievement that were established by our Board in the second quarter of 2021. The Company performance goals used to determine cash incentive awards for 2021 were based on a combination of Subscription Revenue, ARR, and Adjusted EBITDA, and each performance goal was assigned a “target” level of performance.
Severance Benefits: The employment agreements also provide for certain severance benefits upon a resignation by the applicable NEOs for “good reason” or upon a termination by the Company without “cause.” Mr. Weller is also entitled to certain severance benefits in the event of a termination due to death or “disability.” See “Additional Narrative Disclosure — Potential Payments Upon Termination or Change in Control” below for more details regarding the severance benefits provided to our NEOs under the employment agreements.

Outstanding Equity Awards at 2021 Fiscal Year End
The following table sets forth certain information with respect to outstanding equity awards of our NEOs as of December 31, 2021 with respect to the NEOs. The market value of the shares in the following table is the fair value of such shares at December 31, 2021.
		Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Tim Weller	07/18/2018	875,500(3)	—	10.00	07/18/2028
	03/06/2019	344,406	156,549(4)	10.47	03/06/2029
John Abbot	06/29/2020	234,250	393,750(5)	12.80	06/29/2030
Bob Petrocelli	09/27/2019	138,484	184,226(6)	11.54	09/27/2029
	12/17/2020	—	—	—	—	112,500(7)	2,964,375
Sanjay Singh	05/22/2019	149,083	107,450(8)	10.47	05/22/2029	—	—
	12/31/2019	67,277	67,278(9)	12.78	12/31/2029	—	—
	12/17/2020	—	—	—	—	112,500(7)	2,964,375
Christopher McCloskey	12/18/2018	512,500	187,500(10)	10.00	12/18/2028
(1)
Each stock option was granted pursuant to our 2017 Plan. Unexercisable options expire immediately upon the option holder’s separation from service. Exercisable options generally expire upon the earlier of 90 days after the option holder’s separation from service and 10 years after the grant date.

(2)
Each stock award represents an RSU granted pursuant to our 2020 Plan. Unvested RSUs are automatically forfeited upon the holder’s separation from service. Market value is based on the closing price of our common stock on December 31, 2021.

(3)	Represents the vested options granted to Mr. Weller on July 18, 2018, of which 100% became exercisable on December 31, 2021.
(4)
Represents a portion of the 500,955 options granted to Mr. Weller on March 6, 2019, of which 25% became exercisable on January 1, 2020, and an additional 6.25% become exercisable at the end of each full 3 calendar months thereafter, in each case subject to continued service.

(5)
Represents a portion of the 700,000 options granted to Mr. Abbot on June 29, 2020, of which 25% became exercisable on March 2, 2021 and an additional 6.25% become exercisable at the end of each full 3 calendar months thereafter, in each case subject to continued service.

(6)
Represents a portion of the 421,088 options granted to Mr. Petrocelli on September 27, 2019, of which 25% became exercisable on July 15, 2020 and an additional 6.25% become exercisable at the end of each full 3 calendar months thereafter, in each case subject to continued service.

(7)	Represents RSUs which vested 25% on December 17, 2021 and vest an additional 6.25% at the end of each full 3 calendar months thereafter, in each case subject to continued service.
(8)
Represents a portion of the 286,533 options granted to Mr. Singh on May 22, 2019, of which 25% became exercisable on May 1, 2020 and an additional 6.25% become exercisable at the end of each full 3 calendar months thereafter, in each case subject to continued service.

(9)
Represents a portion of the 134,555 options granted to Mr. Singh on December 31, 2019, of which 25% became exercisable on December 31, 2020 and an additional 6.25% become exercisable at the end of each full 3 calendar months thereafter, in each case subject to continued service.

(10)
Represents a portion of the 750,000 options granted to Mr. McCloskey on December 18, 2018, of which 25% became exercisable on November 1, 2019 and an additional 6.25% become exercisable at the end of each full 3 calendar months thereafter, in each case subject to continued service.

Options Exercised and Stock Vested
The following table sets forth certain information with respect to the exercise of stock options or vesting of RSUs during the fiscal year ended December 31, 2021 with respect to our NEOs.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Timothy Weller	600,000	9,352,550
John Abbot	72,000	937,003
Robert Petrocelli	98,378	1,530,183	37,500	977,250
Sanjay Singh	30,000	497,593	37,500	977,250
Christopher McCloskey	50,000	812,020
(1)	Represents the gross number of shares acquired upon exercise of vested options, without taking into account any shares withheld to cover the option exercise price or applicable tax obligations.
(2)
Represents the value of the exercised options, calculated by multiplying (1) the number of shares to which the option exercise related by (2) the difference between the actual market price of our common stock at the time of exercise and the option exercise price.

(3)	Represents the gross number of shares acquired on vesting of RSUs, without taking into account any shares withheld to satisfy applicable tax obligations.
(4)	Represents the value of the vested RSUs calculated by multiplying (1) the number of vested RSUs by (2) the closing price on the vesting date.
Pension Benefits and Nonqualified Deferred Compensation
We do not have a defined benefit pension plan or nonqualified deferred compensation plan. We currently maintain a retirement plan intended to provide benefits under Section 401(k) of the Code. See “CD&A—Employee Benefits” above for additional information regarding 401(k) plan contributions.
Payments Made Upon Termination and Change in Control
Severance Benefits
Each of Messrs. Weller, Abbot, Petrocelli, Singh and McCloskey are party to employment agreements that provide for severance benefits (as described below), in the event the NEO’s employment is terminated by the Board or Datto, Inc. without “cause” or by the NEO for “good reason” (each as defined in the employment agreements, a “Qualifying Termination”). Such severance benefits are subject to each NEO’s execution and non-revocation of a general release of claims and continued compliance with the restrictive covenants.
Messrs. Weller, Abbot, Petrocelli, Singh and McCloskey’s severance benefits consist of continued payment of base salary for a period of 9 months, 9 months, 6 months, 6 months and 6 months, respectively and, at the sole discretion of the board, a pro-rated portion for the number of days prior to termination of any target annual bonus earned with respect the year termination occurs. Additionally, in the event of a termination due to death or Disability (as defined in his employment agreement) Mr. Weller’s severance benefits consist of a bonus equal to the portion of the target bonus pro-rated based on the number of days of employment, in the sole discretion of the Board.
The employment agreements also subject the NEOs to certain restrictive covenants, including perpetual confidentiality, assignment of inventions and disclosure of inventions, non-competition and non-solicitation of customers, prospective customers and employee’s and for Messrs. Abbot, Petrocelli, Singh and McCloskey non-disparagement covenants. During the employment term and for three months thereafter, the NEOs are required to disclose any inventions to the Company. The NEOs are also subject to non-competition and non-solicitation covenants that apply during each of the NEO’s employment and for a period of two years thereafter (and for Mr. Weller only, one year).
“Cause” generally is defined under the NEOs’ employment agreements as: (i) a material failure to perform responsibilities or duties; (ii) illegal conduct or gross misconduct that harms the standing and reputation of Datto, Inc.; (iii) the commission or conviction of, or plea of guilty or nolo contendre to, a felony, a crime involving moral turpitude, or any other act or omission that harms the standing and reputation of Datto, Inc.; (iv) a material breach of duty of loyalty, or a material breach of any material agreement with Datto, Inc., restrictive covenant, or our code of conduct; (v) dishonesty, fraud, gross negligence, or repetitive negligence committed without correction; or (vi) excessive and unreasonable absences from duties for any reason or as a result of disability causing an inability to perform duties.
“Good reason” generally is defined under the NEOs’ employment agreements as an uncured: (i) material adverse change in title, authority, reporting level, duties, or responsibilities, provided that in the case of Mr. Petrocelli a change in title or a change in the person of office to which they report, shall not constitute a material, adverse change and for Mr. Abbot a temporary change other than while physically or mentally incapacitated or as required by applicable law, shall not constitute a material, adverse change; (ii) reduction in base salary, provided that in the case of Messrs. Petrocelli, Singh and McCloskey, such reduction must be of more than 10%; (iii) in Messrs. Weller’s and Abbot’s cases, if the Board or the CEO requires or directs Messrs. Weller or Abbot, respectively, as part of his duties to take actions, or fail to take actions, that would reasonably be expected to constitute fraud or result in a material misstatement of material facts associated with the operation or financial condition of the Company; (iv) in Mr. Weller’s case, relocation of Mr. Weller’s primary place of employment by more than 25 miles; or (v) material breach by Datto, Inc. of the NEO’s offer letter, employment agreement or other equity-related agreement, as applicable.
Treatment of Equity
Stock options held by our NEOs will become 100% vested and exercisable if such executive is terminated due to a “termination event” as defined under the 2017 Plan, which is generally a (i) “sale of the Company” as defined under the 2017 Plan or (ii) sale or transfer of the Company’s capital stock pursuant to which an independent third party or parties acquires a majority of voting power to elect a majority of the board of directors of the Company (referred to as a “2017 Plan Change in Control”). For purposes of the table below, we refer to amounts payable in respect of such options in connection with a 2017 Plan Change in Control.
Under the 2020 Plan, outstanding awards thereunder (including any RSUs held by our NEOs) will not automatically vest on a Change in Control (as defined under the 2020 Plan, a “2020 Plan Change in Control”), but the Compensation and Nominating Committee may provide for the awards to be treated in accordance with one or more of the following methods: (i) awards may be continued, assumed or have new rights substituted therefor (subject to the same vesting terms that applied prior to the 2020 Plan Change in Control) and receive the same distribution as other common stock on terms and conditions determined by the Compensation and Nominating Committee, provided, that, the Compensation and Nominating Committee may decide to award additional awards in lieu of any cash distribution, (ii) awards may be purchased for cash equal to the excess of the Change in Control Price (as defined in the 2020 Plan) of shares underlying such awards over the aggregate purchase or exercise price of such awards; (iii) all outstanding stock options, stock appreciation rights and other share-based awards may be terminated with notice as required under the 2020 Plan (during which notice period, holders of such awards shall be permitted to exercise such awards, provided, that such exercise shall be conditioned upon the occurrence of a 2020 Plan Change in Control) and (iv) make any other determination as to the treatment of the awards in connection with a 2020 Change in Control.
The following table sets forth quantitative estimates of the benefits that would have accrued to each of our NEOs if his employment had been terminated due to a Qualifying Termination or due to death or Disability, on December 31, 2021. Amounts below reflect potential payments pursuant to the employment agreements for such NEOs.
Named Executive Officer	Termination Without “Cause” or Resignation for “Good Reason” Cash Severance Benefits ($)(1)	Value of Accelerated Equity Awards upon a 2017 Plan Change in Control ($)(2)	Value of Accelerated Equity Awards upon a 2020 Plan Change in Control ($)(3)
Timothy Weller(4)	$875,000	2,485,998
John Abbot	$750,000	5,335,313
Robert Petrocelli	$405,000	2,728,387	2,964,375
Sanjay Singh	$405,000	2,619,268	2,964,375
Christopher McCloskey	$405,000	3,065,625
(1)
This column represents the potential payments upon a Qualifying Termination that is assumed to have occurred on December 31, 2021 and assumes that the Board exercised its discretion to pay a pro rata bonus for the year in which the Qualifying Termination occurs (which for purposes of the table above, is calculated as 100% of the NEO’s target annual bonus).

(2)	This column represents the value of accelerated stock option awards that would have vested upon a “termination event” that is assumed to have occurred on December 31, 2021.
(3)
This column represents the value of the accelerated RSUs that would have vested upon a 2020 Plan Change in Control had the Compensation and Nominating Committee in their sole discretion determined to accelerate the RSUs upon a 2020 Plan Change in Control that is assumed to have occurred on December 31, 2021.

(4)
In the event of a termination due to death or “disability”, Mr. Weller is entitled to a pro-rated target annual bonus for the year in which the termination occurs as further described in “Narrative Disclosure to Summary Compensation Table—Employment Agreements—Payments Made Upon Termination or Change in Control” equal to $350,000.00.

Director Compensation
In April 2021, the Compensation and Nominating Committee approved the non-employee director compensation policy. In accordance with this policy, the annual compensation of our non-employee directors for their service on our Board is set out in the table below.
Description	Amount
Cash compensation(1)	$100,000
Additional cash compensation for chair of committee(1)	$20,000
Equity compensation (payable in RSUs)(2)	$150,000
(1)	The cash compensation components are paid in four equal quarterly installments and prorated for any partial year of service on our Board.
(2)
Number of RSUs granted is based on the volume weighted average closing price of the Company’s common stock in the full month prior to the grant date. RSUs vest in full on the first anniversary of the grant date or upon consummation of a 2020 Plan Change in Control, whichever occurs sooner.

All non-employee directors are also reimbursed for their reasonable expenses to attend meetings of our Board and related committees and otherwise attend to our business.
The following table presents the total compensation for each person who served as a non-employee member of our Board during 2021. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to, any of the other non-employee members of our Board in 2021. Mr. Weller, our Chief Executive Officer, receives no compensation for service as a director and, consequently, is not included in this table. The compensation received by Mr. Weller as an employee of the Company is presented in “—Summary Compensation Table.”
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Marc Brown	$100,000	$158,451	$258,451
Adrian Dillon	$120,000	$181,913	$301,913
Christine Larsen(3)	$19,722	$152,567	$172,289
(1)	The amounts in this column represent the fees attributable to board service for the fiscal year ending on December 31, 2021.
(2)
The amounts in this column represent the grant date fair value of the RSUs as computed in accordance with ASC 718. The fair value of RSUs is determined based on the closing price of the Company’s common stock on the NYSE as reported on the last trading day prior to the grant date. The amounts reported in this column reflect the accounting cost for these RSUs and do not correspond to the actual economic value that may be received by the directors for these RSUs. As of December 31, 2021, (i) Mr. Brown held 6,652 RSUs, (ii) Mr. Dillon held 7,637 RSUs and (iii) Ms. Larsen held 6,405 RSUs, in each case, which will vest on October 26, 2022, subject to the director’s continued service through the vesting date.

(3)	Christine Larsen joined our Board in October 2021.

Securities Authorized for Issuance under Equity Incentive Plans
The following table provides information as of December 31, 2021, regarding shares of our common stock that may be issued under our equity compensation plans, consisting of the 2020 Plan, director RSU plans, the Datto Holding Corp. 2021 Employee Stock Purchase Plan (the “ESPP”), the 2017 Plan and the Autotask Superior Holdings 2013 Stock Option Plan (the “Autotask Plan”). On December 7, 2017, concurrently with the acquisition of Datto by Vista, we acquired Autotask Superior Holdings (“Autotask”) and assumed the Autotask Plan. Awards are no longer granted under the director RSU plans, the 2017 Plan or the Autotask Plan.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights ($)(2)	Number of remaining available securities for future issuance under equity compensation plans(3)
Equity compensation plans approved by shareholders	10,980,975(1)	11.08	27,601,865
Equity compensation plans not approved by shareholders	259,874(4)	3.39	—
Total	11,240,849	10.80	27,601,865
(1)	Consists of 4,185,843 RSUs and 80,000 options issued under our 2020 Plan and 6,715,132 options issued under our 2017 Plan, which plans were approved when they were adopted.
(2)	As RSUs do not have any exercise price, such units are not included in the weighted average exercise price calculation.
(3)	Represents number of available securities reserved for issuance under the 2020 Plan and the ESPP. Grants are no longer made under the director RSU plans, the 2017 Plan or the Autotask Plan.
(4)	Consists of 259,874 options issued under the Autotask Plan, which plan was assumed in connection with the acquisition of Autotask. Grants are no longer made under the Autotask Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies for Approval of Related Party Transactions
We have adopted a written policy with respect to the review, approval and ratification of related party transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related party transactions. In the course of its review and approval of related party transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Audit Committee to consider, among other factors it deems appropriate:
•	the related person’s relationship to us and interest in the transaction;
•	the material facts of the proposed transaction, including the proposed aggregate value of the transaction;
•	the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;
•	the benefits to us of the proposed transaction;
•	if applicable, the availability of other sources of comparable products or services; and
•	an assessment of whether the proposed transaction is on terms that are comparable to the terms available from an unrelated third party.
The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our shareholders, as the Audit Committee determines in good faith.
In addition, under our Code of Ethics our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.
Related Party Transactions
Other than compensation arrangements for our directors and Named Executive Officers, which are described in the section entitled “Executive and Director Compensation”, below we describe transactions during the fiscal year ended December 31, 2021 to which we were a participant or will be a participant, in which:
•	the amounts involved exceeded or will exceed $120,000; and
•
any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Director Nomination Agreement
For a description of the Director Nomination Agreement that we are party to with Vista and Mr. McChord, see “Board of Directors and Corporate Governance – Director Nomination Agreement.”
David Breach, Jack Dillon, Christina Lema, Maneet S. Saroya, John Stalder and Nadeem Syed, six of our current directors, are employed as a Senior Managing Director and the Chief Legal Officer and Chief Operating Officer; Senior Vice President; Managing Director and General Counsel; Senior Managing Director; Managing Director; and Senior Managing Director and Head of Value Creation, respectively, of Vista.
Registration Rights Agreement
We are party to a registration rights agreement with Vista and Mr. McChord. Vista is entitled to request that we register Vista’s shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be “shelf registrations.” Vista and Mr. McChord are also entitled to participate in certain of our registered offerings, subject to the restrictions in the registration rights agreement. We will pay Vista’s and Mr. McChord’s expenses in connection with Vista’s exercise of these rights. The registration rights described in this paragraph apply to (i) shares of our common stock held by Vista and its affiliates, (ii) shares of common stock held by Mr. McChord and certain entities affiliated with Mr. McChord, and (ii) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the common stock described in clauses

(i) and (ii) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions (“Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act, or repurchased by us or our subsidiaries. In addition, with the consent of the Company and holders of a majority of Registrable Securities, any Registrable Securities held by a person other than Vista and its affiliates will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.
Indemnification of Officers and Directors
We are party to indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the General Corporation Law of the State of Delaware (the “DGCL”).
Relationship with VCG
Following Vista’s acquisition of Datto Holding Corp., we have utilized Vista Consulting Group, LLC (“VCG”), the operating and consulting arm of Vista, for consulting services, and have also reimbursed VCG for expenses related to participation by Datto, Inc. employees in VCG sponsored events and also paid to VCG related fees and expenses. We paid VCG $0.1 million for the year ended December 31, 2021. We may continue to engage VCG from time to time, subject to compliance with our related party transactions policy.
Arrangements with Companies Controlled by Vista
We purchased over $120,000 of services annually from certain companies controlled by Vista. We paid such companies approximately $1.3 million in the aggregate during the year ended December 31, 2021. We believe all of these arrangements are on terms comparable to those that are provided to unrelated third parties.
We received payments of over $120,000 annually from certain companies controlled by Vista. We received from such companies approximately $0.3 million in the aggregate during the year ended December 31, 2021. We believe all of these arrangements are on terms comparable to those that are provided to unrelated third parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information about the beneficial ownership of our common stock as of March 15, 2022 for:
•	each person or group known to us who beneficially owns more than 5% of our common stock;
•	each of our directors;
•	each of our Named Executive Officers; and
•	all of our directors and executive officers as a group.
Each shareholder’s percentage ownership is based on 164,292,325 shares of common stock outstanding as of March 15, 2022. Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options or RSUs that are currently exercisable or exercisable or will vest within 60 days of March 15, 2022 are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the shareholder.
Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Datto Holding Corp., 101 Merritt 7, Norwalk, CT 06851. Beneficial ownership representing less than 1% is denoted with an asterisk (*).
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
5% Shareholders
Vista Funds	113,753,615(1)	69.2%
McChord Family Trusts	11,646,043(2)	7.1%
Named Executive Officers and Directors
Tim Weller	1,282,525(3)	*
John Abbot	261,951(4)	*
Robert Petrocelli	62,101(5)	*
Sanjay Singh	277,522(6)	*
Chris McCloskey	533,293	*
David Breach	—	—
Marc Brown	11,719	*
Adrian Dillon	36,719	*
Jack Dillon	—	—
Christine Larsen	—	*
Christina Lema	—	—
Austin McChord	6,499,930	4.0%
Maneet S. Saroya	—	—
John Stalder	—	—
Nadeem Syed	—	—
All Executive Officers and Directors (17 individuals)	9,075,461(7)	5.5%
(1)
As reported on the Schedule 13G filed February 10, 2021, represents 13,941,912 shares held directly by Vista Foundation Fund II, L.P. (“VFF II”) with shared voting power and shared dispositive power, 3,175,352 shares held directly by Vista Foundation Fund II-A, L.P. (“VFF II-A”) with shared voting power and shared dispositive power, 846,947 shares held directly by VFF II FAF, L.P. (“VFF II FAF”) with shared voting power and shared dispositive power, 208,600 shares held directly by Vista Foundation Fund II Executive, L.P. (“VFF II Executive”) with shared voting power and shared dispositive power, 27,193 shares held directly by Vista Foundation Associates II, LLC (“VF Associates II”) with shared voting power and shared dispositive power and 95,553,611 shares held directly by Merritt VI Aggregator, LLC (“Merritt VI,” and collectively with VFF II, VFF II-A, VFF II FAF, VFF II Executive and VF Associates II, the “Vista Funds”) with shared voting power and shared dispositive power. Vista Foundation Fund II GP, LLC (“VFF II GP”) is the general partner of each of VFF II, VFF II FAF and VFF II Executive. VEP Group, LLC (“VEP Group”) is the Senior Managing Member of VFF II GP and VF Associates II. VFF II GP (Cayman), L.P. (“VFF II-A GP”) is the general partner of VFF II-A. VFF II GP (Cayman), Ltd. (“VFF II-A UGP”) is the general partner of VFF II-A GP. Vista Equity Partners Funds VI, L.P. (“VEPF VI”) is the managing member of Merritt VI. Vista Equity Partners Fund VI GP, L.P. (“Fund VI GP”) is the sole general partner of VEPF VI. VEPF VI GP, Ltd. (“Fund VI UGP”) is the general partner of Fund VI GP. Mr. Smith is the sole director and one of 11 members of each of VFF II-A UGP and Fund VI UGP. VFF Management, L.P. (“VFF Management Company”) is the sole management company of each of VFF II, VFF II-A, VFF II FAF, VFF II FAF, VFF II Executive and VF Associates II. VEPF Management, L.P. (“VEPF Management Company” and together with VFF Management Company, the “Management Companies” and each a “Management Company”) is the sole management company of VEPF VI. Each Management Company’s sole general partner is VEP Group, and each Management Company’s sole limited partner is Vista Equity Partners Management, LLC (“VEPM”). VEP Group is the Senior Managing Member of VEPM. Robert F. Smith is the sole Managing Member of VEP Group. Consequently, Mr. Smith, VFF II GP, VFF II-A GP, VFF II-A UGP, VEPF VI, Fund VI GP, Fund VI UGP, the Management Companies, VEPM and VEP Group may be deemed the beneficial owners of the shares held by the Vista Funds. The principal business address of each of the foregoing entities is c/o Vista Equity Partners, 4 Embarcadero Center, 20th Fl., San Francisco, California 94111. The principal business address of Mr. Smith is c/o Vista Equity Partners, 401 Congress Drive, Suite 3100, Austin, Texas 78701.
(2)
As reported on the Schedule 13G/A filed February 10, 2022, the Austin McChord Non-Exempt Irrevocable Family Trust (the “Non-Exempt Trust”) directly holds 6,644,279 shares of common stock with sole voting power and sole dispositive power, the Austin McChord GST-Exempt Irrevocable Family Trust (the “Exempt Trust”) directly holds 3,541,495 shares of common stock with sole voting power and sole dispositive power, the Ian McChord 2021 Trust (the “Ian Trust”) directly holds 336,147 shares of common stock with sole voting power and sole dispositive power, the Kendall Horch 2021 Trust (the “Kendall Trust”) directly holds 298,061 shares of common stock with sole voting power and sole dispositive power and the Shelby McChord 2021 Trust (the “Shelby Trust”) directly holds 826,061 shares of common stock with sole voting power and sole dispositive power. Holt McChord is the investment direction adviser of each of the Non-Exempt Trust and the Exempt Trust, and in such capacity has the power to control the voting and disposition of the shares held by such trusts. Holt McChord is the trustee of each of the Ian Trust, the Kendall Trust and the Shelby Trust, and in such capacity has the power to control the voting and disposition of the common stock held by such trusts. Holt McChord disclaims beneficial ownership of the shares held by each of the Non-Exempt Trust, the Exempt Trust, the Ian Trust, the Kendall Trust and the Shelby Trust, except to the extent of his pecuniary interest therein. The principal business address of the Non-Exempt Trust and the Exempt Trust is c/o J.P. Morgan Trust Company of Delaware, Trustee, 500 Stanton Christiana Road, Newark, Delaware 19713. The principal business address of the Ian Trust, the Kendall Trust and the Shelby Trust is Attn: Holt McChord, Trustee, 22 Greenleaf Farms Road, Newtown, Connecticut 06470. Mr. Austin McChord, our director, does not possess voting or dispositive power over, or any pecuniary interest in, the shares held by these trusts.

(3)	Includes 31,309 shares that may be acquired within 60 days upon the exercise of vested options.
(4)	Includes 43,750 shares that may be acquired within 60 days upon the exercise of vested options.
(5)	Includes 35,693 shares that may be acquired within 60 days upon the exercise of vested options and RSUs.
(6)	Includes 17,785 shares that may be acquired within 60 days upon the exercise of vested options and RSUs.
(7)	Includes 147,287 shares that may be acquired within 60 days upon the exercise of vested options and RSUs.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers and directors to file reports of ownership and changes in ownership with the SEC and the NYSE. Based on our records and written representations that no other reports were required, all Section 16(a) filing requirements were satisfied by our executive officers and directors in 2021, except that, due to administrative error, a Form 4 for Austin McChord was filed late on July 28, 2021 to report the sale of 33,886 shares of common stock pursuant to a 10b5-1 trading plan on July 21, 2021.

COMPENSATION AND NOMINATING COMMITTEE REPORT
Our Compensation and Nominating Committee oversees director and officer compensation and similar plans. Vista controls a majority of our outstanding stock. As a result, we are a “controlled company” and rely on the NYSE rules which provide that a controlled company may not elect to comply with certain corporate governance standards required of newly public companies within one year of the date of listing, including the requirement to have a compensation committee that is composed of entirely independent directors. In reliance on this exemption, the members of our Compensation and Nominating Committee are not independent. As provided in the Compensation and Nominating Committee Charter, the Committee’s primary responsibility is to (i) review and approve corporate goals and objectives relevant to the compensation of our CEO, (ii) evaluate the performance of our CEO in light of such corporate goals and objectives, (iii) review and approve the compensation of our other executive officers and (iv) establish our overall management compensation, philosophy and policy.
The Compensation and Nominating Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based upon such review and discussions, the Compensation and Nominating Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Respectfully submitted by:
John Stalder, Chair
Christina Lema
Nadeem Syed

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022. Services provided to the Company and its subsidiaries by Ernst & Young LLP for the years ended December 31, 2021 and December 31, 2020 are described below and under “Audit Committee Report.”
Fees and Services
The following table summarizes the aggregate fees for professional audit services and other services rendered by Ernst & Young LLP for the years ended December 31, 2021 and 2020:
	2021	2020
Audit Fees(1)	$2,501,000	$1,934,000
Audit-Related Fees(2)	$25,000	$119,000
Tax Fees(3)	$519,627	$116,252
All Other Fees(4)	$4,000	$4,000
(1)
Audit fees includes fees related to the audit and other procedures in connection with the Annual Reports on Form 10-K for the years ended December 31, 2021 and 2020, the review of quarterly reports on Form 10-Q, and statutory audits in certain foreign jurisdictions.

(2)	Audit-related fees includes fees related to diligence of acquisition targets and SOC 2 audits of certain locations.
(3)	Tax fees includes fees primarily related to tax-related consultations, tax diligence of acquisition targets and transfer pricing.
(4)	All other fees includes fees related to the annual license to access Ernst & Young’s portal.
The Audit Committee discussed the nature of the services provided by the independent auditor with such auditor and the Company's management and determined that the services provided are consistent with, and permitted under, the rules and regulations governing auditor independence promulgated by the SEC, as well as the American Institute of Certified Public Accountants.
The Audit Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services performed by our independent registered public accounting firm. The term of any pre-approval is twelve months from the date of pre-approval, unless specified otherwise. Accordingly, unless the specific service has been pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform such services.
The Audit Committee approved all services provided by Ernst & Young LLP in 2021. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.
Ratification of the appointment of Ernst & Young LLP requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If Datto’s shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in Datto’s best interests to do so.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE
APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2022.

PROPOSAL 3 – SAY-ON-PAY FREQUENCY
Pursuant to Section 14A of the Exchange Act, we are asking shareholders to cast an advisory vote on the frequency of future advisory votes on executive compensation. Shareholders may specify whether they prefer such votes to occur every year, every two years, or every three years, or they may abstain. The Board recommends that this vote occur every year.
Although the shareholders’ vote on this proposal is not binding, the Board will consider the voting results in determining the frequency of future advisory votes. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.
THE BOARD RECOMMENDS YOU VOTE, ON AN ADVISORY BASIS, TO CONDUCT FUTURE
ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY “ONE YEAR.”

AUDIT COMMITTEE REPORT
The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee is composed of three directors, each of which satisfy the heightened independence standards under the rules of the NYSE. As provided in the Certificate, the Audit Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process, and the independence and performance of our internal audit function and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee:
•	reviewed and discussed the audited financial statements for the year ended December 31, 2021 with our management;
•
discussed with our independent auditors, Ernst & Young LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

•
received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021.
Respectfully submitted by:
Adrian Dillon, Chair
Marc Brown
Christine Larsen

OTHER MATTERS
We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.
INCORPORATION BY REFERENCE
The Audit Committee Report shall not be deemed soliciting material or filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes website addresses, which are intended to provide inactive, textual references only. The information on these websites is not part of this document.
AVAILABILITY OF SEC FILINGS, CODE OF ETHICS AND COMMITTEE CHARTERS
Copies of our reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports filed with the SEC, and our Code of Ethics, Corporate Governance Guidelines and the charters of the Audit Committee, Compensation and Nominating Committee and the Mergers & Acquisitions Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, https://investors.datto.com, or may be requested in print, at no cost, by email at ir@datto.com or by mail at Datto Holding Corp., 101 Merritt 7, Norwalk, CT 06851, Attention: Investor Relations.
WHERE TO FIND ADDITIONAL INFORMATION
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. Our website address is https://investors.datto.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, as amended, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.
COST OF PROXY SOLICITATION
Datto is paying the expenses of this solicitation. Datto will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and Datto will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of Datto may solicit proxies in person or by telephone, facsimile, email or other similar means.

APPENDIX A

NON-GAAP FINANCIAL MEASURES
In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we believe that the non-GAAP financial measures of Adjusted EBITDA and Free Cash Flow may be helpful to investors because they provide consistency and comparability with past financial performance and assist in comparisons with other companies, some of which use similar non-GAAP information to supplement their GAAP results.
Adjusted EBITDA is a supplemental measure of operating performance monitored by management that is not defined under GAAP and that does not represent, and should not be considered as, an alternative to net income, as determined by GAAP. We define Adjusted EBITDA as net income adjusted for interest and other expense, net, loss on extinguishment of debt, depreciation and amortization, provision for income taxes, stock-based compensation expense, restructuring expense and transaction related and other expense. We use Adjusted EBITDA to understand and evaluate our core operating performance and trends and to develop short-term and long-term operating plans. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net income and our other GAAP results. Our presentation of Adjusted EBITDA should not be construed to imply that our future results will be unaffected by the types of items excluded from the calculation of Adjusted EBITDA. Adjusted EBITDA is not a presentation made in accordance with GAAP and the use of the term may vary from other companies.
Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment. Free cash flow is presented for supplemental informational purposes only and should not be considered a substitute for net cash provided by operating activities. We use free cash flow because we believe it provides a useful measure of our liquidity.
A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP.
	Year Ended December 31,
(in thousands)	2021	2020
Adjusted EBITDA
GAAP net income	$51,434	$22,498
Interest and other expense, net	842	21,920
Loss on extinguishment of debt	—	8,488
Depreciation and amortization	59,183	49,113
Provision for income tax	9,928	8,062
Stock-based compensation expense	48,909	33,460
Restructuring expense	—	3,835
Transaction related and other expense	5,153	3,112
Adjusted EBITDA	$175,449	$150,488

Free Cash Flow
GAAP net cash provided by operating activities	$125,366	$108,698
Less: Purchases of property and equipment	(47,237)	(40,466)
Free cash flow	$78,129	$68,232
A-1

DATTO HOLDING CORP.

101 MERRITT 7

NORWALK, CT 06851

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 4, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MSP2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 4, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D75667-P68926	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DATTO HOLDING CORP.

The Board of Directors recommends that you vote FOR each of the director nominees.

1.	To elect four nominees identified below to serve as Class II directors until the 2025 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

Nominees:	For	Withhold

1a. Christine Larsen	☐	☐

1b. Christina Lema	☐	☐

1c. Nadeem Syed	☐	☐

1d. Tim Weller	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as Datto’s independent registered public accounting firm for the year ending December 31, 2022.	☐	☐	☐
The Board of Directors recommends you vote 1 Year on the following proposal:		1 Year	2 Years	3 Years	Abstain

3.	To recommend, on a non-binding advisory basis, the frequency of future advisory votes on executive compensation (“say-on-pay frequency”).	☐	☐	☐	☐

Note: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The Annual Report and Notice and Proxy Statement are available for viewing electronically at proxyvote.com

D75668-P68926

DATTO HOLDING CORP.

Annual Meeting of Shareholders

May 5, 2022 10:30 AM ET

This proxy is solicited by the Board of Directors

The undersigned shareholder(s) hereby appoint(s) John Abbott and Emily Epstein, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of DATTO HOLDING CORP. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:30 AM ET on Thursday May 5, 2022, virtually at www.virtualshareholdermeeting.com/MSP2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. If any other matters properly come before the meeting that are not specifically set forth on the proxy card and in the Proxy Statement, the proxies will vote in their discretion.

Please refer to the Proxy Statement for a discussion of the Proposals.

Continued and to be signed on reverse side